Exhibit 99.1

Contact:
Pam Sclafane	Ryan Blake
Vice President, Marketing	Chief Operating Officer
201.823.0700, ext. 2038	201.823.0700, ext. 2076
psclafane@BCB.Bank	rblake@BCB.Bank

BCB Bancorp, Inc. Names Michael A. Shriner President and Chief Executive Officer

Bayonne, NJ – December 28, 2023 – BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank” or “BCB”)), today announced that Michael A. Shriner has been named President and Chief Executive Officer of BCB Bancorp and BCB Community Bank, effective January 1, 2024. Retiring President and Chief Executive Officer Thomas M. Coughlin, 63, will continue to serve on the Company’s Board of Directors.

Mr. Shriner, a 35-year veteran of banking, was formerly President and Chief Executive Officer of Millington, New Jersey-based MSB Financial Corp. and Millington Bank prior to being acquired by Kearny Bank. Under his leadership, he converted Millington Bank from a mutual holding company structure to a fully public institution through a Second Step Conversion. Mr. Shriner joined Millington Bank in 1987 and held various commercial and corporate banking positions, including that of Chief Operating Officer and Board Member prior to his promotion to President and Chief Executive Officer in 2012. Most recently, he held the role of Market President for Kearny Bank, where he transitioned legacy Millington Bank customers to Kearny Bank following the merger acquisition. Mr. Shriner holds an Associate of Arts Degree in Business Administration from the University of New Hampshire and is a Graduate of The National School of Banking, Fairfield University.

“Michael Shriner’s success in leading a growing franchise will most certainly be an asset to our management team as BCB continues to expand,” said Mr. Mark D. Hogan, Chairman of the Board. “His knowledge of banking, finance, credit administration and risk management is exceptional. Michael has an established record of building a high-performance banking culture and results-driven profitability management. The Board and management are excited about the expertise, energy and professionalism that Michael brings to our organization.”

“BCB is committed to providing superior banking services to businesses and individuals in the community. I am excited to join and lead a team of professionals that delivers that commitment,” said Mr. Shriner. “I am confident we are building a great team that is capable of growing our business banking model and maximizing shareholder returns as we capitalize on opportunities taking place within the banking industry.”

Mr. Coughlin has been with the Bank since its inception, most recently serving as President and Chief Executive Officer of BCB Community Bank and BCB Bancorp since 2014. Believing that Bayonne was underserved by community banks, Mr. Coughlin, along with the support of local investors, founded Bayonne Community Bank in 2000.

“Tom Coughlin’s leadership and dedication are evident in the success BCB has experienced during his tenure,” said Mr. Hogan. “On behalf of the Board of Directors, I want to express our sincere appreciation to Tom for the leadership and guidance that he has provided.”

“It is an honor to have served BCB for almost 23 years,” said Mr. Coughlin. “Throughout my career, I have been fortunate to work with an outstanding group of banking professionals, and I am extremely proud of what we have accomplished together. BCB Bank has always maintained a strong commitment to serve our customers, communities, shareholders and employees.”

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 28 branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; any future pandemics and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.